Filed Pursuant to Rule 433

Registration No. 333-202524

December 6, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015,

and Equity Index Underlying Supplement dated March 5, 2015)

Structured Investments	HSBC USA Inc. $ Market Plus Notes Linked to the STOXX® Europe 600 Index due June 13, 2018 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein, and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing June 13, 2018.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The STOXX® Europe 600 Index (“SXXP”)
Knock-Out Event:	A Knock-Out Event occurs if the Final Level has decreased, as compared to the Initial Level, by a percentage that is greater than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	27.50%
Contingent Minimum Return:	0%
Principal Amount:	$1,000 per Note
Trade Date:	December 9, 2016
Pricing Date:	December 9, 2016
Original Issue Date:	December 14, 2016
Final Valuation Date:	June 8, 2018, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be June 13, 2018. The Maturity Date is subject to adjustment as described in “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Upside Participation Rate:	100.00%
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount will be calculated as follows:
$1,000 + ($1,000 × Reference Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment. This means that if the Reference Return is -100%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset multiplied by the Upside Participation Rate, subject to the Contingent Minimum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return multiplied by the Upside Participation Rate and (ii) the Contingent Minimum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Official Closing Level:	The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “SXXP <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40433UE69 / US40433UE690
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 6 of this document and “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $965.00 and $987.50 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 6 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$12.50	$987.50
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

December [●], 2016

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 6 of this free writing prospectus and “Risk Factors” beginning on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1 866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm
•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm
•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity. These charts should be reviewed together with the disclosure regarding the Notes contained in this free writing prospectus as well as in the accompanying Equity Index Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect a hypothetical Initial Level of 400.00, the upside participation rate of 100.00%, the Knock-Out Buffer Amount of 27.50%, and the Contingent Minimum Return of 0%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Investor Suitability

The Notes may be suitable for you if:

•     You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe that the level of the Reference Asset will increase over the term of the Notes.

•     You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero when a Knock-Out Event occurs.

•     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•     You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.

•     You do not seek current income from your investment.

•     You do not seek an investment for which there is an active secondary market.

•     You are willing to hold the Notes to maturity.

•     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

•     You believe that the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

•     You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero when a Knock-Out Event occurs.

•     You seek an investment that provides full return of principal.

•     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•     You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset.

•     You seek current income from your investment.

•     You seek an investment for which there will be an active secondary market.

•     You are unable or unwilling to hold the Notes to maturity.

•     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity. If a Knock-Out Event has not occurred and the Final Level is greater than the Initial Level, in addition to the Principal Amount, you will receive at maturity a return on the Notes equal to the Reference Return multiplied by the Upside Participation Rate. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount at maturity, even if the Final Level is below the Initial Level. If a Knock-Out Event has occurred, you will lose 1% of your Principal Amount for every 1% that the Final Level is less than the Initial Level. If the Reference Return is -100%, you will lose your entire investment.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Final Level is below the Initial Level by a percentage that is more than the Knock-Out Buffer Amount of 27.50%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the Principal Amount for each 1% that the Final Level is less than the Initial Level. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE FINAL VALUATION DATE — The Final Level will be based on the Official Closing Level of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Initial Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset, and therefore, the market value of the Notes.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE PRICING DATE, WILL BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 2 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights as would the holders of the securities included in the Reference Asset.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — The value of the Reference Asset depends upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities that are included in the Reference Asset are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the References Asset, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 27.50%, the Upside Participation Rate of 100.00% and the Contingent Minimum Return of 0% and assume an Initial Level of 400.00. The actual Initial Level will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return*
800.00	100.00%	100.00%
720.00	80.00%	80.00%
680.00	70.00%	70.00%
600.00	50.00%	50.00%
560.00	40.00%	40.00%
520.00	30.00%	30.00%
480.00	20.00%	20.00%
440.00	10.00%	10.00%
420.00	5.00%	5.00%
400.00	0.00%	0.00%
380.00	-5.00%	0.00%
360.00	-10.00%	0.00%
320.00	-20.00%	0.00%
290.00	-27.50%	0.00%
280.00	-30.00%	-30.00%
240.00	-40.00%	-40.00%
200.00	-50.00%	-50.00%
160.00	-60.00%	-60.00%
80.00	-80.00%	-80.00%
0.00	-100.00%	-100.00%

* If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% that the Final Level is less than the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain of the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Reference Asset decreases from the hypothetical Initial Level of 400.00 to a hypothetical Final Level of 360.00. Because a Knock-Out Event has not occurred and the Reference Return of -10.00% is less than the Contingent Minimum Return of 0%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount.

Example 2: A Knock-Out Event has not occurred, and the level of the Reference Asset increases from the hypothetical Initial Level of 400.00 to a hypothetical Final Level of 440.00. Because a Knock-Out Event has not occurred and the Reference Return of 10.00% is greater than the Contingent Minimum Return of 0%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 10.00% × 100.00%) = $1,100.00

Example 3: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the hypothetical Initial Level of 400.00 to a hypothetical Final Level of 240.00. Because a Knock-Out Event has occurred and the Reference Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $600.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Information Relating to the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy any of the securities included in the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

The STOXX® Europe 600 Index

The SXXP was created by STOXX Limited, which is owned by Deutsche Börse AG. Publication of the SXXP began on September 16, 1998, based on an initial index value of 100 at December 31, 1991. The SXXP is reported daily on the Bloomberg Professional® service under the symbol “SXXP” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this document. We have derived all disclosure regarding the SXXP from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the SXXP.

SXXP Composition and Maintenance

The Reference Asset contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 18 European countries: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The selection list is composed of each company’s most liquid stocks with a minimum liquidity of greater than one million euro, and measured over 3-month average daily trading value. The selection list is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected (without regard to liquidity) from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are enough stocks.

Non-euro stock prices are converted into euro using the currency rate valid at the time of the opening stock price (or previous day’s closing/adjusted price), i.e., opening stock prices are converted using real-time currency rates and the previous day’s closing prices are converted using WM fixed exchange rates of the day before.

SXXP Calculation

The SXXP is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Reference Asset =	free float market capitalization of the index divisor of the index

The “free float market capitalization of the index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SXXP is being calculated.

The SXXP is also subject to a divisor, which is adjusted to maintain the continuity of SXXP values despite changes due to corporate actions.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from January 1, 2008 through December 5, 2016. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the SXXP

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the Notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to the HSBC USA Inc., other than the licensing of the SXXP and the related trademarks for use in connection with the notes.

STOXX Limited and its Licensors do not:

•	Sponsor, endorse, sell or promote the Notes.
•	Recommend that any person invest in the Notes or any other securities.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.
•	Have any responsibility or liability for the administration, management or marketing of the Notes.
•	Consider the needs of the Notes or the owners of the notes in determining, composing or calculating the SXXP or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the Notes. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SXXP and the data included in the SXXP.
•	The accuracy or completeness of the SXXP and its data.
•	The merchantability and the fitness for a particular purpose or use of the SXXP and its data.

STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the SXXP or its data.

Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between HSBC USA Inc. and STOXX Limited is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus. In that case, the trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you, if any, if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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